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EXHIBIT 21.01 -- LIST OF SUBSIDIARIES

SUBSIDIARY

FRANCE
Radius France S.A.



Radius S.A.R.L.

ASIA
Nihon SuperMac K.K.

SuperMac Asia Pacific

UNITED KINGDOM
SuperMac Technology Europe

GERMANY
Radius GmbH



OTHERS
Radius FSC Inc.

Radius (Cayman Island) Ltd.

Radius Canada

All subsidiaries are either inactive or in dissolution or preparation therefor, except Radius (Cayman Island) Ltd.

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